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                                                                     EXHIBIT 5.1


                        [JONES & KELLER, P.C. LETTERHEAD]

                                  July __, 2001

Team Financial, Inc.
8 West Peoria Street
Paola, Kansas 66071

         Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

         This letter is in connection with the Registration Statement on Form S-1 filed by Team Financial, Inc. (the "Company") and Team Financial Capital Trust I (the "Trust") with the Securities and Exchange Commission on or about July 11, 2001 relating to (i) the proposed issuance by the Trust of up to 1,552,500 shares of ____ % Cumulative Trust Preferred Securities (the "Preferred Securities") pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement"); (ii) the Company's ___% Subordinated Debentures to be issued by the Company to the Trust (the "Debentures"); and (iii) the Company's guarantee (the "Guarantee"), which guarantees the payment of distributions and payments on liquidation or redemption of the Preferred Securities as described therein. Capitalized terms used, but not defined, in this opinion shall have the meanings assigned to them in the Trust Agreement, the Indenture and the Guarantee Agreement, as applicable.

         The Preferred Securities are issuable under an Amended and Restated Trust Agreement (the "Trust Agreement") to be entered into between the Company, as Depositor, Wilmington Trust Company, a Delaware trust company, as Delaware Trustee and as Property Trustee, and certain Administrative Trustees; the Debentures are issuable under an indenture (the "Indenture") to be entered into between the Company and Wilmington Trust Company, as Trustee; and the Guarantee relates to the Guarantee Agreement (the "Guarantee Agreement") to be entered into between the Company and Wilmington Trust Company, as Guarantee Trustee.

         In connection with our rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the certificate of trust filed by the Trust with the Secretary of State of the State of Delaware on July 9, 2001; (ii) the form of the Trust Agreement; (iii) the form of the Preferred Securities; (iv) the form of the Guarantee Agreement; (v) the form of the Debentures; (vi) the form of the Indenture, in each case in the form filed as an exhibit to the Registration Statement; and (vii) the Registration Statement. We have also



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Team Financial, Inc.
July __, 2001
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examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed, without investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. In addition, we have assumed that the Trust Agreement, the Preferred Securities, the Guarantee, the Debentures and the Indenture, when executed, will be executed in substantially the form reviewed by us. We have also assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and the Trust and of public officials.

         Based on the foregoing, we are of the opinion that:

         (1) The issuance of the Debentures has been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered and paid for in the manner described in the Registration Statement, the Debentures will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         (2) The Guarantee has been duly authorized by all requisite corporate action and, when executed as specified in the Guarantee Agreement and delivered in the manner described in the Registration Statement, the Guarantee will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         The opinions set forth above are subject to the following qualifications and exceptions:

         The enforceability of the operative documents, or any provision thereof, may be limited by and/or subject to bankruptcy (including, without limitation, executory contracts provisions), insolvency, reorganization, receivership, moratorium, fraudulent conveyance or transfer, or other laws affecting the rights and remedies of creditors generally, or similar federal or state laws, by general equitable principles, by rules of law governing specific performance, appointment of receivers, injunctive relief and other equitable remedies, and by remedies or the exercise of certain



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Team Financial, Inc.
July __, 2001
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rights including, without limitation, commercial reasonableness or conscionability, reasonable notice of disposition, specific performance, or enforcement, limitation on sale or encumbrance provisions, waivers or eliminations of rights such as statutory rights of redemption, or of jury trial, separation or aggregation of property at foreclosure or enforced sale, application of sale or judgment proceeds, and multiplicity, inconsistency, waiver or omission or delay in the enforcement of remedies.

         We are licensed to practice law only in the State of Colorado. With respect to matters of Delaware trust law, we are relying upon the opinion of Richards, Layton & Finger, P.A., Wilmington, Delaware, special counsel to the Company and the Trust.

         The opinions expressed above concern only the effect of laws as now in effect and are rendered as of the date hereof. We undertake no, and hereby disclaim any, obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision, or otherwise after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this letter. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein.

         We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein.


                                       Very truly yours,

                                       JONES & KELLER, P.C.